Exhibit 10.4

EXCLUSIVE LICENSE AGREEMENT

This exclusive license agreement (“Agreement”) is made effective this 25th day of April, 2019 (“Effective Date”), by and between The Regents of the University of California, a California public corporation, having its statewide administrative offices at 1111 Franklin Street, 12th Floor, Oakland, CA 94607-5200 (“The Regents”), acting through The Technology Development Group of the University of California, Los Angeles (“UCLA”), located at 10889 Wilshire Boulevard, Suite 920, Los Angeles, CA 90095-7191, and lnvizyne Technologies, Inc. (“Licensee”), a Nevada corporation having a principal place of business at 40 Hitching Post Drive, Rolling Hills Estates, CA 90274.

RECITALS

WHEREAS, The Regents own certain rights in the Patent Rights which claim invention(s), as well as Associated Technology that was, made in the course of research at UCLA;

WHEREAS, Licensee is a “small business concern” as defined in 15 U.S.C. § 632;

WHEREAS, The Regents and Licensee’s Affiliate previously entered into the following agreements: Letter of Intent with an effective date of December 5, 2017, i.e., UC Agreement Control No. 2018-30-0328; and,

WHEREAS, Licensee desires a license to the Patent Rights and Associated Technology and The Regents Is willing to grant such license pursuant to the provisions herein below.

NOW, THEREFORE, In consideration of the mutual promises contained herein and for other good and sufficient consideration, the receipt and adequacy of which Is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

As used In this Agreement, the following terms, whether used in the singular or plural, will have the following meanings:

1.1 “Affiliate” means every entity, that directly or indirectly, or through one or more Intermediaries control, is controlled by, or is under common control with such entity. “Control” means (i) having the direct or indirect actual, present capacity to elect a majority of the directors, or the power to direct greater than fifty percent (50%) of the voting rights entitled to elect directors, of such entity; or (ii) in any country where the local law will not permit foreign equity participation of a majority, the ownership or control (directly or indirectly) of the maximum percentage of such outstanding stock or voting rights permitted by local law. For clarity, an entity will be deemed an Affiliate solely for the term during which it satisfies the foregoing definition.

1.2 “Associated Technology” means The Regents’ interest In know-how, confidential information, technical information, copyrightable works, processes, procedures, compositions, devices, tangible materials, methods, formulas, protocols, techniques, software, designs, and drawings and/or data of the foregoing that satisfies all of the following: (i) it exists as of the Effective Date of this Agreement, and (ii) it relates to the Patent Rights, and (iii) it is expressly identified in Appendix E of this Agreement. For the avoidance of doubt, Associated Technology (a) need not be, and The Regents will have no obligation to keep Associated Technology, confidential or as a trade secret, and (b) will not include anything that is created after the Effective Date unless and until the parties enter into a written amendment to this Agreement to add such Associated Technology to Appendix E. For clarity, if The Regents pursues a patent on any of the UCLA Case Nos: identified in Appendix E, then such pursued patents will become part of the Patent Rights and be subject to the rights (e.g., exclusive license grant extended to the Patent Rights as outlined in Section 2.1) and obligations (e.g., reimbursement of related Patent Costs as outlined in Section 11.2). “Tangible Associated Technology” means Associated Technology that consists of physical, tangible materials (e.g., vials of enzymes) that exist in UCLA Prof. James Bowie’s laboratory as of the Effective Date that may be transferred to Licensee pursuant to Section 2.2.C and Appendix F.

1.3 “Commercially Reasonable Efforts” means that Licensee shall use diligent efforts consistent with those used by comparable companies of similar size and similar available working capital at a similar state in research and development projects for methods or compositions considered to have commercial value and risk reasonably comparable to the Licensed Products (as defined below).

1.4 “Field of Use” means all fields of use.

1.5 “First Cornrnercial Sale” or “FCS” means the first sale of any Licensed Product by Licensee or a Subllcensee triggering payment of an Earned Royalty pursuant to this Agreement, following approval of its marketing by the appropriate governmental agency for the country in which the sale is to be made. When governmental approval is not required, “First Commercial Sale” means the first sale in that country. For clarity, the transfer of Licensed Products solely for development purposes will not be construed to constitute a FCS under this Agreement.

1.6 “Licensed Product” means any product (i) whose manufacture, use, sale, offer for sale, importation, lease, disposition or provision would, absent the license granted hereunder, constitute infringement (including direct, contributory or inducement) of any Valid Claims of the Patent Rights, or (ii) developed, made or provided through the use of Associated Technology. “Licensed Product” will be construed to further include any product that is, in whole or in part, made or developed through the use of a Licensed Product as defined by the prior sentence of this Section 1.6.

1.7 “Licensed Territory’’ means worldwide.

1.8 “Net Sales” means the gross amounts invoiced by or on behalf of Licensee and its Affiliates and their Subiicensees and their Affiliates (each a “Selling Party”) for the sale or transfer of the Licensed Products to a customer (provided that transfers or sales of Licensed Products among Licensee and its Affiliates and Sublicensees (and Sublicensees’ Affiliates) will be handled as outlined below) less the following as determined In accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”):

a. normal and customary trade, quantity and cash discounts and adjustments, in each case actually allowed and taken by a third party with respect to sales of the Licensed Products that are separately stated in the invoice or otherwise reasonably documented;

b. amounts repaid or credited on account of price adjustments, billing errors, rejected goods, damaged or defective goods, recalls, returns, rebates, chargeback rebates and retroactive price adjustments that are actually allowed or granted;

c. rebates, reimbursements, fees or similar payments to health insurance carriers, pharmacy benefit. management companies, health maintenance organizations, governmental authorities, or other institutions or healthcare organizations, in each case actually allowed and taken by a third party with respect to sales of Licensed Products that are separately stated in the Invoice or otherwise reasonably documented;

d. any payment or discount actually made in respect of sales of Licensed Products to any government (including any agency or department thereof) or with respect to any government-subsidized program or managed care organization, Including, but not limited to deductions for Health Care Reform fees and similar deductions to gross invoice price of a Licensed Product imposed by Regulatory Authorities or other governmental entities;

e. sales taxes or similar taxes, including duties or other governmental charges imposed on the sale of Licensed Products to a third party (including value added taxes or other governmental charges otherwise measured by the billing amount, but excluding anytaxes Imposed on or measured by the net income or profits of the Selling Party), not reimbursable, refundable, or creditable to the Selling Party that are separately stated in the invoice or otherwise reasonably documented;

f. amount invoiced to the customer for any freight, postage, shipping, transport, insurance and handling fees that are separately stated in the invoice or otherwise reasonably documented. In the alternate to determining and subtracting from Net Sales the actual amounts for the deductions identified in subparts a, b, and f above, Licensee and its Affiliates and their Sublicensees and their Affiliates may elect Instead to deduct a fixed amount equal to three percent (3%) of the amount invoiced to the customer. Net Sales will be determined from the books and records of the Selling Party, which are to be maintained in accordance with Section 7 of this Agreement.

Sales or transfers of Licensed Products between or among Licensee and its Affiliates and Sublicensees and their Affiliates will be handled in accordance with either (a) or (b) as follows: (a) If the sale or transfer Is for the purpose of enabling further sale of such Licensed Product, then it will not be deemed a patent exhausting sale or transfer and shall be excluded from the computation of Net Sales until such Licensed Product is subsequently sold or transferred, in which case such subsequent sale or transfer must be accounted for as Net Sales and, once an Earned Royalty is paid to The Regents, it will be considered as a patent exhausting sale with respect to the Patent Rights, or (b) If the sale or transfer is for end use by the receiving Licensee, Affiliate of the Licensee Sublicensee or Affiliate of a Sublicensee, as applicable, it will be accounted for as Net Sales hereunder, provided in the case of (b) the Net Sales shall be based on the average Net Sales received from other customers in an arm’s length transaction for such Licensed Products during the same calendar quarter, less the deductions described above.

If a Licensed Product is sold in combination with another product that is not a Licensed Product in the country in which the combination product is sold, the Net Sales for such combination product shall be calculated by multiplying the net selling price of the combination by the fraction A/(A + B), where A is the average gross selling price of the Licensed Product sold separately in that country, and B Is the average gross selling price of the other product sold separately in that country. If a Licensed Product is sold In combination with another product that is not a Licensed Product in the country in which the combination product is sold, and the Licensed Product is sold separately, but the other product is not, then the Net Sales for such combination product shall be calculated by multiplying the net selling price of the combination by the fraction A/(C), where A is the average gross selling price of the Licensed Product when sold separately in that country, and C is the average gross selling price of the combined product in that country, If the Licensed Product Is not sold separately, then Licensee shall propose in advance to The Regents an allocation of the Net Sales for such combination product, which The Regents will consider in good faith.

1.9 “Patent Action” means the preparation, filing, prosecution and maintenance of patent applications and patents in the Patent Rights, Including reexaminations, interferences, oppositions, lnventorship related matters, and any other ex parte or Inter’partes matters (e.g., inter partes review petitions) originating or conducted In a patent office.

1.10 “Patent Rights” means The Regents’ interest in: (i) the patents and patent applications expressly identified In Appendix A; (Ii) any substitutions, divisions and continuations of any patent application or patent identified in subpart (i) above; (iii) any continuation-in-part applications of any patent application or patent identified in subparts (i) or (ii) above (but solely to the extent of those claims that are both entirely supported in the specification and entitled to the priority date of any patent application or patent identified in subparts (i) and (ii) above); (iv) any patents issuing on patent applications in subparts (i), (ii) and (iii) above, Including reissues, reexaminations and extensions, and (v) any foreign counterparts of a patent application or patent identified in subparts (i)-(iv) above. For clarity, Patent Rights will be further construed to include any SRA Patent Rights that are incorporated into this Agreement pursuant to Section 2.3. In addition, lf The Regents pursues a patent on any of the UCLA Case Nos. identified in Appendix E, then such pursued patents will become part of the Patent Rights and be subject to the rights (e.g., exclusive license grant extended to the Patent Rights as outlined in Section 2.1) and obligations (e.g., reimbursement of related Patent Costs as outlined in Section 11.2) applicable to the Patent Rights.

1.11 “Sublicensing Income” means any consideration (including, without limitation, any licensing or optioning fees, or license maintenance fees, or milestone payments, and fair market value of any non-cash consideration) received by, or payable to, Licensee from any Sublicensee, under or on account of a Sublicense. Sublicensing Income excludes income included in Net Sales so that there is no double counting of income and the exclusions therefrom are not nullified provided that Licensee paid to The Regents an Earned Royalty with respect to such Net Sales. For additional clarity, Sublicensing Income excludes any income of the Licensee, a Sublicensee or an Affiliate of the foregoing that is unrelated to the Patent Rights or a Licensed Product and that is for the sublicense of or other transfer of rights other the Patent Rights, provided that Sublicensing Income may not be prorated when the Patent Rights are bundled with other intellectual property, without The Regents’ prior written consent, which consent will not be unreasonably withheld. If Licensee (or Its Affiliates or Sublicensees and its Affiliates) desires to grant a Sublicense in an agreement that also includes a transaction unrelated to the Patent Rights, e.g., licensing other technology or issuing equity (“Unrelated Assets”), then Licensee shall propose in advance to The Regents an allocation of amounts paid under such agreement based on the relative values of the Patent Rights and Unrelated Assets, which The Regents will consider in good faith.

1.12 “Valid Claim” means any (a) issued claim In the Patent Rights that has not irrevocably: (i) expired; (ii) been disclaimed, cancelled or superseded, or if cancelled or superseded, has not been reinstated; and (iii) been revoked, held invalid, or otherwise declared unenforceable or not allowable by a tribunal or patent authority of competent jurisdiction over such claim in such country, In all cases from which no further appeal has or may be taken; or (b) claim in a pending application included within the Patent Rights, unless such application has been pending for more than five (5) years from the date of the first substantive office action received with respect to such claim In such country, after which time such pending claim shall not be a Valid Claim for purposes of this Agreement until such time as such claim issues, in which case it will be deemed to be a Valid Claim from that date and thereafter until its expiration for the purposes of calculating Earned Royalties hereunder.

2. GRANT

2.1 License. subject to the limitations and other terms and conditions set forth in this Agreement, including the limitations outlined in Section 2.2 below, The Regents grants to Licensee an exclusive license under the Valid Claims of the Patent Rights, and a nonexclusive license with respect to the Associated Technology, in the Licensed Territory to make, have made, use, have used, sell, have sold, offer for sale, and Import Licensed Products in the Field of Use.

The licenses granted to Licensee hereunder shall automatically extend to Licensee’s Affiliates, but only during the period such entity satisfies the definition of Affiliate. As a licensee of Patent Rights under this Agreement, Affiliates shall have all of the same rights and obligations, financial and otherwise, that Licensee has under this Agreement. Acts, omissions and liabilities of an Affiliate are considered to be those of Licensee under this Agreement, and Licensee is responsible and liable for all such acts of its Affiliates, including without limitation payment to The Regents of royalties or other consideration due to The Regents hereunder.

2.2 License Conditions. The license granted In Section 2.1 is subject to the following:

A. The Regents expressly reserves the right for itself and other nonprofit and academic research Institutions to use Patent Rights for (i) educational and research purposes (including clinical research and research sponsored by commercial entities), (ii) to publish results arising therefrom, and (iii) to offer and perform clinical diagnostic and prognostic services for patients in the UC healthcare system (for clarity the reservation of rights in subpart (Iii) is solely for the University of California). For the avoidance of doubt, the foregoing does not allow The Regents, or any other nonprofit or academic research Institution, to license any of the exclusively-licensed rights granted hereunder to any commercial entity or permit a nonprofit or academic research institution to sell Licensed Products or transfer Licensed Products to any other party for the purposes of selling.

B. The Regents’ grant to the U.S. Government of a nonexclusive, nontransferable, irrevocable, paid up license to practice or have practiced for or on behalf of the United States the Invention claimed by the Patent Rights throughout the world. Licensee agrees (and will require all Sublicensees to agree in writing) that, unless a valid waiver is obtained from the applicable funding agency at Licensee’s written request, Licensee’s exclusive right to use or sell any Licensed Products in the United States is subject to the obligation that any Licensed Products will be manufactured substantially in the United States, to the extent required by 35 U.S.C § 204 and applicable regulations of Chapter 37 of the Code of Federal Regulations.

C. Use and Transfer of Tangible Associated Technology.

(i) Licensee agrees (and will require its Sublicensees to agree) the following:

(a) While Licensee may use the Tangible Associated Technology to make, have made, use, have used, sell, have sold, offer for sale, and Import. Licensed Products in the Field of Use, Licensee has no right to sell, have sold, offer for sale, or export the Tangible Associated Technology itself; for example, while Licensee may use the enzymes and plasmids identified in Appendix E to make Licensed Products for sale, Licensee may not sell any of the enzymes or plasmids themselves (e.g., In bulk form) without The Regents’ prior written consent.

(b) Licensee will not transfer any of the Tangible Associated Technology to any Sublicensee or other entity (other than to Licensee’s Affiliates subject to this Agreement) without the prior written consent of The Regents.

(c) Licensee will not file or pursue any patent on any of the Tangible Associated Technology.

(ii) The Tangible Associated Technology will be transferred by Prof. James Bowie within thirty(30) days of execution of this Agreement. All Tangible Associated Technology transferred to Licensee must be reflected and accounted for in Appendix F. If after the initial shipment of the Tangible Associated Technology Licensee desires to receive additional quantities of any of the Tangible Associated Technology, then Licensee will contact The Regents and to the extent such quantities of the Tangible Associated Technology are available, Prof. Bowie may transfer such Tangible Associated Technology by completing a new Appendix F..which shall be appended to this Agreement.

2.3 SRA Patent Rights and SRA Associated Technology (collectively, “SRA IP”). As of the Effective Date, Licensee and The Regents intend to sign one or more sponsored research agreements (“SRA”) pertaining to the development of the technology claimed by the Licensed Patents. In conjunction with the negotiation of this Agreement, while not yet executed, the parties have fully negotiated an SRA which Is under review by UCLA’s internal conflict of interest committee; should such committee conclude the SRA may not proceed unless material terms of the SRA are modified to a material degree, then Licensee may terminate this Agreement with no further financial obligations to The Regents. With respect to any other future negotiated SRA, such SRA shall provide that, subject to Licensee’s payment of all direct and indirect costs of the research funded pursuant to the SRA, Licensee may elect to automatically Include in the license under this Agreement The Regents’ interest in (i) any inventions conceived and reduced to practice in the performance of the research conducted pursuant to the SRA, including any patents pursued thereon (“SRA Patent Rights”), and (ii) any technical information and data first created In the performance of the research conducted pursuant to the SRA (“SRA Associated Technology”), in each case to the extent such SRA Patent Rights and SRA Associated Technology pertain to or constitute an improvement to the cell free production technology claimed by the Patent Rights but, for clarity, it will exclude SRA Patent Rights that claim novel compositions unless The Regents agrees in writing otherwise. Any SRA Patents that are elected by Licensee to be incorporated under this Agreement will become part of the Patent Rights upon mutual written amendment to this Agreement, and all SRA Associated Technology will be incorporated under this Agreement as Associated Technology automatically (i.e., will not require a written amendment), and in each case will be subject to the terms of this Agreement; for clarity, while such Incorporated Patent Rights and Associated Technology will be subject to all of the financial and non-financial terms of this Agreement, no additional consideration (e.g., license amendment fee) and no negotiation (other than the non-financial (e.g., see Section 5.38-E) Development Milestones that will apply to the newly added Patent Rights) will be required nor will any the financial terms as stated herein change.

2.4 Request for Improvements. Upon request by Licensee, the Business Development Officer assigned to manage this Agreement within UCLA’s Technology Development Group (TDG) will provide Licensee with a non-confidential description of any patent applications that have been filed or invention disclosures that have been received by TDG on or after January l, 2019, naming one or more Inventors of the Patent Rights.

3. SUBLICENSES

3.1 Permitted Sublicensing. The Regents also grants to Licensee the right, without any pre-approval by The Regents, to sublicense to third parties the rights licensed to Licensee hereunder so long as The Regents do not convert Licensee’s license to the Patent Rights to nonexclusive pursuant to Section 5.2 (each, a “Sublicense” and each such third party that receives a Sublicense “Sublicensee”). All Sublicenses must be in writing and will be subject to, and contain terms consistent with, the terms In this Agreement, including, without limitation, the indemnity provisions in Article 14 (INDEMNIFICATION) and the license conditions in Article 2 (GRANT). For clarity, Licensee will be obligated to pay Earned Royalties on Its Sublicensee’s Net Sales irrespective of whether its Sublicensees pay royalties to Licensee. The Licensee will be responsible and liable for the acts of their Affiliates and any Sublicensees and their Affiliates in respect of the licensed Products and Patent Rights to the extent It adversely impacts The Regents and for the compliance of the Sublicensees and their Affiliates of the material terms of any Sublicense. If a non-Affiliate Sublicensee fails to pay Earned Royalties to Licensee in relation to Licensed Products sold by such Sublicensee, and Licensee (1) terminates such Sublicensee’s Sublicense within ninety (90) days of the first quarter in which such Sublicensee fails to pay such Earned Royalties, and (2) provides The Regents evidence that it used Commercially Reasonable Efforts to collect the unpaid Earned Royalties from the Sublicensee, then The Regents will consider in good faith excusing Licensee from paying such Sublicensee’s quarter of Earned Royalties if Licensee does not receive payment within one (1) year of termination of the Sublicense.

3.2 Sublicense Requirements. Licensee must provide The Regents with a copy of each Sublicense Issued, including any agreements and amendments executed in relation thereto, within thirty (30) days of its execution, and shall collect and, subject to the last sentence of Section 3.1, guarantee payment of all payments, due to The Regents as a result of such Sublicenses.

3.3 Sublicenses Upon Termination. If this Agreement is terminated for any reason, to the extent that a non-Affiliate Sublicensee is in material compliance with the terms of its Sublicense and has paid all of its monetary obligations thereunder as of the date of such termination, to the extent it is legally (and contractually, i.e., Licensee did not grant conflicting Sublicenses) able, and doing so would not cause it to violate any export control laws or policies, The Regents will enter Into a direct license agreement with such Sublicensee with substantally the same terms as this Agreement (substituting the Sublicensee for Licensee), except that the scope of the license granted to such Sublicensee under such agreement shall not exceed the scope of the license to the Patent Rights and Associated Technology granted under such Sublicensee’s Sublicense. Notwithstanding the foregoing sentences of this Section 3.3, If this Agreement is terminated on the basis that Licensee has breached any financial obligations under this Agreement, then The Regents will have no obligation to enter into a direct license with a Sublicensee that is an Affiliate, provided, however, such Sublicensee may act to cure the financial obligations of Licensee and maintain the license on behalf of the Licensee for the benefit of the Sublicensee.

4. CONSIDERATION

4.1 License Fee. In partial consideration for the License, Licensee will pay to The Regents a license issue fee of Six Thousand Dollars ($6,000.00) within thirty (30) days of the Effective Date. This fee is non-refundable and is not an advance against royalties.

4.2 License Maintenance Fee. licensee must pay to The Regents the license maintenance fee set forth below beginning on the one-year anniversary date of the Effective Date and continuing annually on each anniversary date of the Effective Date (“License Maintenance Fee”) until licensee achieves its First Commercial Sale and commences paying Minimum Royalties hereunder. License Maintenance Fees are non-refundable and are not an advance against royalties.

First And Each Subsequent Anniversary	Two Thousand Five Hundred Dollars ($2,500.00)

4.3 Earned Royalty. Licensee must pay to The Regents an earned royalty on the Net Sales of Licensed Products (each an “Earned Royalty”) equal to two percent (2%) of Net Sales with respect to Licensed Products that are therapeutics, and one percent (1%) of the Net Sales with respect to all other Licensed Products. This royalty rate shall be reduced by fifty percent (50%) with respect to Licensed Products that are Licensed Products per Section 1.S(ii), but are not Licensed Products per Section 1.5(1).

A. Royalty Term. Earned Royalties shall be payable on a Licensed Product-by-Licensed Product and country-by-country basis during the period from the date of the First Commercial Sale of the applicable Licensed Product in such country until (a) in the case of a Licensed Product which Is a Licensed Product under Section 1.6(i), the last date on which such Licensed Product is covered by a Valid Claim (including in the case of manufacture), and (b) in the case of a licensed Product which is a Licensed Product under Section 1.6(ii), ten (10) years after such First Commercial Sale of such Licensed Product in such country (the “Royalty Term”), but in no event shall such ten (10) year period extend past the last to expire of the Valid Claims of a Patent Right. Upon expiration of the Royalty Term with respect to a Licensed Product, Licensee’s obligation to pay an Earned Royalty with respect to such Licensed Product under this Agreement will cease. In addition, Licensee will not be obligated to pay an Earned Royalty with respect to a Licensed Product that it manufactures during the Royalty Term of such Licensed Product, but does not transfer or sell such Licensed Product until after such Royalty Term expires.

B. Timing of Payments: Licensee must pay Earned Royalties on or before the following dates (wherein the sale will be deemed to have occurred upon the earliest of the following (as applicable): (a) the transfer of title or shipment of, (b) the provision to a customer of, (c) the provision of an invoice with respect to, or (d) receipt of payment for, Licensed Product, or(e) in the case of a non-Affiliate Sublicensee’s Net Sales, subject to Section 3.1, upon receiving consideration from such Sublicensee):

●	March 31 (for any sales that took place on or before the last day of the calendar quarter ending December 31 of the prior year);•
●	June 30 (for any sales that took place on or before the last day of the calendar quarter ending March 31);
●	September 30 (for any sales that took place on or before the last day of the calendar quarter ending June 30); and
●	December 31 (for any sales that took place on or before the last day of the calendar quarter ending September 30).

4.4 If Licensee or a Sublicensee, itself or through a third party, institutes any proceeding that contests the, validity of any Patent Right during the term of this Agreement, Licensee agrees to pay to The Regents, directly and not into any escrow or other account, all royalties and other amounts due in view of Licensee’s and its Subllcensees’ activities under this Agreement during the period of challenge. Should the outcome of such contest determine that any challenged patent claim is valid, the entity(ies) who participated directly or Indirectly in the challenge of the validity of the Patent Rights (Licensee or Its Sublicensee, as applicable) will thereafter, and for the remaining term of this Agreement, pay a royalty rate of two (2) times the royalty rate specified above and the entirety of The Regents’ verifiable legal (including attorney) fees and casts incurred during such proceeding.

4,5 Minimum Annual Royalty. Licensee will pay to The Regents the following minimum annual royalties (“Minimum Annual Royalties”) on or before February 28 of each calendar year (“CV”) following the calendar year In which Licensee achieves a First Commercial Sale (“FCS”) and continuing for the remaining term of this Agreement thereafter. The Minimum Annual Royalty will be credited against the Earned Royalty due and owing with respect to Net Sales made during the calendar year in which such Minimum Annual Royalties were paid.

First CY after FCS:	Fifteen Thousand Dollars ($15,000)
Second CY after FCS:	Twenty-Five Thousand Dollars ($25,000)
Third CY after FCS and each subsequent CY:	Fifty Thousand Dollars ($50,000)

4.6 Sublicensing Income. licensee will pay to The Regents fifteen percent (15%) of all Sublicensing Income received with respect to Sublicenses executed before reaching a scale of one (1) gram for the first Licensed Product; and eight percent (8%) of all Sublicensing Income received with respect to Sublicenses executed thereafter. Sublicensing Income may not be prorated when the Patent Rights are bundled with other intellectual property, without The Regents’ prior written consent, which consent will not be unreasonably withheld. For the avoidance of doubt, all payments and consideration that Licensee or a Sublicensee receives as a result of its exercise of its rights to the Patent Rights will be accounted for by Licensee either in the form of an Earned Royalty under Section 4.2 or as Sublicensing Income under this Section 4.8.

4,7 Milestone Payments, For the first of one Licensed Product or a combination of two Licensed Products, as the case may be, that attain the below milestone amounts In terms of the value on which Net Sales Is calculated, Licensee must make the following payments (“Milestone Payments”) to The Regents within ninety (90) days of achieving the Development Milestone Indicated In the applicable subsection of Section 5.2. For purposes of clarity such Milestone Payments are due from Licensee irrespective of whether the associated Development Milestone listed below was reached by Licensee itself or by a Sublicensee or by a third party acting on behaIf of Licensee or a Sublicensee.

A. Two Hundred Fifty Thousand Dollars ($250,000) when a Licensed Product reaches one million dollars ($1,000,000) in cumulative Net Sales.

B. Three Hundred Fifty Thousand Dollars ($350,000) when a second Licensed Product reaches two million dollars ($2,000,000) in cumulative Net Sales.

4.8 Payment Terms. All consideration due The Regents will be payable and will be made in United States dollars by check payable to “The Regents of the University of California” or by wire transfer to an account designated by The Regents, provided The Regents may assign its interest in any consideration it is to receive pursuant to this Agreement to another entity. Licensee is responsible for all bank or other transfer charges. When Licensed Products are sold for monies other than United States dollars, the Earned Royalties and other consideration will first be determined in the foreign currency of the country in which such Licensed Products were sold and then converted Into equivalent United States dollars. The exchange rate will be the average exchange rate quoted in the Wall Street Journal during the last thirty (30) days of the reporting period.

A. Taxes. Sublicensing Income, Earned Royalties, and other consideration accrued in any country outside the United States may not be reduced by any taxes, fees or other charges imposed by the government of such country; except, however, Licensee may withhold a pro rata portion of such consideration in the event that withholding taxes are applied and where Licensee expects a refund to be issued, and only until such time as the refund is issued.

B. Interest. In the event that monies are not received by The Regents when due, Licensee will pay to The Regents interest at a rate of eight percent (8%) simple interest per annum. Such interest will be calculated from the date payment was due until actually received by The Regents. Such accrual of interest will be In addition to and not in lieu of, enforcement of any other rights of The Regents due to such late payment.

4.9 Equity. As additional consideration for this Agreement, Licensee shall, within thirty (30) days of The Regents’ execution and delivery to Licensee of a Stock Issuance Agreement In substantially the form attached hereto as Appendix D, issue and deliver to The Regents four percent (4%) of Licensee’s shares of common stock as further defined and set forth in the Stock Issuance Agreement.

4.10 Licensee acknowledges that, as part of its public mission to bring products to the marketplace, UCLA strives to enable underserved populations, which have limited access to adequate quantities of medical Innovations arising from UCLA’s laboratories, to have access to these Innovative products. Licensee is encouraged to consider these populatrons’ interests when marketing and selling Licensed Products.

5. COMMERCIAL DILIGENCE

5.1 Development of Licensed Products. Licensee, upon execution of this Agreement, will use Commercially Reasonable Efforts to proceed with the development, manufacture and sale of Licensed Products and will use Commercially Reasonable Efforts to market the same in quantities sufficient to meet the market demands therefor. Licensee or a sublicensee will obtain all necessary governmental approvals In each country where Licensed Products are manufactured, used, sold, offered for sale or Imported.

5.2 Development Milestones. On or before the dates indicated below, Licensee will use Commercially Reasonable Efforts to achieve each of the following development milestones with respect to a Licensed Product (“Development Milestones”). If even despite Commercially Reasonable Efforts Licensee fails to achieve a Development Milestone by the deadline set forth below, then The Regents has the right and option, at its sole discretion, to either terminate this Agreement or reduce Licensee’s exclusive license to a nonexclusive license, under the terms set forth in Section 8 (LIFE OF THIS AGREEMENT). This right, if exercised by The Regents, supersedes the rights granted in Section 2 (GRANT).

A.	Obtain at least two million dollars ($2,000,000) of financing that can be used to develop Licensed Products within twelve (12) months from the Effective Date.

B.	Complete development of an enzyme system to be used to manufacture a Licensed Product within two (2) years from the Effective Date.

C.	Complete development of a process to be used to manufacture a Licensed Product at a scale of 1 gram or greater within three (3) years from the Effective Date.

D.	Complete development of a pilot scale production of Licensed Product resulting in at least one half of a kilogram (0.5 kg) within four (4) years from the Effective Date.

E.	Achieve a First Commercial Sale of a licensed Product within five (SJ years from the Effective Date.

Licensee shall not be in breach of this Agreement due to a delay in achieving the Development Milestone obligations listed in Section 5.2B, C, D, or E if, prior to missing such deadline, it pays to The Regents an extension fee of Five Thousand Dollars (US $5,000) for every six (6) months of delay, provided that the maximum delay when calculated cumulatively across all Development Milestones shall not exceed a total of two (2) years of total delays, i.e., Licensee may exercise this right solely four (4) times in total. For clarity, an extension at one point in the time line of Development Milestones will push back all subsequent dates of later to be achieved Development Milestones by the same amount of time.

In addition, if a Sublicensee or its Affiliates achieves the Development Milestone, then the Development Milestone obligation of the Licensee will be deemed to be achieved. For interpretive clarity, achieving the Development Milestone is not solely dependent on only the Licensee itself effecting its completion.

6. PROGRESS AND ROYALTY REPORTS

6.1 Progress Reports. Beginning on September 30, 2019, and continuing semiannually thereafter, Licensee will submit a written report to The Regents covering Licensee’s (and any Sublicensees’) activities related to this Agreement. The report will include information sufficient to enable The Regents to satisfy reporting requirements of the U.S. Government and to ascertain progress by Licensee toward meeting this Agreement’s diligence requirements set forth In Section 5 (Commercial Diligence). Each report will contain at least the following information: (a) progress toward commercialization of Licensed Products, including work completed, (b) key scientific discoveries, (c) summary of work in progress, (d) current schedule of anticipated events or milestones, (e) market plans for introduction of Licensed Products, and (f) significant corporate transactions involving Licensed Products.

6.2 Royalty Reports. Beginning with the First Commercial Sale and continuing for the life of this Agreement, Licensee will make quarterly royalty reports to The Regents on or before each March 31, June 30, September 30 and December 31 of each year. Each royalty report will cover Licensee’s most recently completed calendar quarter and will include at least the Information identified in the Royalty Report attached hereto as Appendix B.

6.3 Entity Status, Licensee will keep The Regents informed of the large/small business entity status (as defined by the United States Patent and Trademark Office) of Itself and its Sublicensees.

7. BOOKS AND RECORDS

7.1 Accounting. Licensee must keep, and will cause its Sublicensees to keep, accurate financial and development books and records showing all Licensed Products In development, manufactured, used, sold, leased, transferred, provided, or otherwise disposed of, and any other records necessary to affirm compliance with the terms of this Agreement. Books and records must be preserved for at least six (6) years from the date of the royalty payment to which they pertain.

7.2 Auditing. Books and records kept in accordance with Section 7.1 must be open to inspection by representatives or agents of The Regents at reasonable times and at a U.S. location. Toe Regents will bear the fees and expenses of examination but if an error in royalties of more than ten percent (10%) of the total royalties due for any year is discovered in any examination then Licensee will bear the fees and expenses of that examination and will remit such underpayment to The Regents within thirty (30) days of the examination results.

8. LIFE OF THIS AGREEMENT

8.1 Term. Unless otherwise terminated by operation of law, Section 8.2 (Bankruptcy), or by acts of the parties in accordance with the terms of this Agreement, this Agreement will remain in effect from the Effective Date until expiration of the last Royalty Term. The termination or expiration of this Agreement will not relieve Licensee of its obligation to pay any fees, royalties or other payments accrued up to and owed to The Regents at the time of such termination or expiration and will not impair any accrued right of The Regents, including the right to receive Earned Royalties in accordance with Section 4 (Consideration). Upon termination for any reason other than the expiration of the Patent Rights, Licensee will provide written certification that it has ceased all use of the Valid Claims of the Patent Rights. In addition, if this Agreement Is terminated for any reason prior to expiration of the last to expire Royalty Term, then in view of the fact that Licensee’s obligation to pay an Earned Royalty under this Agreement may endure after the expiration of the last date on which such Licensed Product is covered by a Valid Claim in such country (see definition of Royalty Term under Section 4.3), Licensee may not terminate its financial obligations with respect to the sale, provision, transfer, or other disposition of Licensed Products until the end of the Royalty Term applicable to such Licensed Product.

8.2 Bankruptcy, In the event of a bankruptcy or insolvency, assignment of this Agreement is only permitted to a party that can provide adequate assurance of future performance, including diligent development and sales of Licensed Product.

8.3 Surviving Provisions. Any termination or expiration of this Agreement will not affect the rights and obligations set forth in at least the following Sections, as well as any other provisions which by their nature would be reasonably expected to survive termination: Sections 1 (Definitions); 3.3 (Sublicense Termination); 4.9 (Equity or Shadow Equity); 7 (Books and Records); 9 (Use of Names and Trademarks); 10 (Limited Warranty and Liability); 14 (Indemnification); 17 (Governing Law); and 19 (Confidentiality).

8.4 Termination by The Regents. If Licensee fails to perform or violates any material term of this Agreement or fails to timely pay any amount when due which constitutes more than a de minimus amount, or after the date of First Commercial Sale fails to offer to sell Licensed Products for more than four (4) continuous calendar quarters then The Regents may give written notice of default (“Notice of Default”) to Licensee. If Licensee fails to repair the default within sixty (60) days of the effective date of Notice of Default, The Regents may terminate this Agreement and its licenses by a second written notice (“Notice of Termination”). If a Notice of Termination is sent to Licensee, this Agreement will automatically terminate on the effective date of that notice.

8.5 Termination by Licensee. Licensee may terminate this Agreement, In whole or in part as to a particular Patent Right (provided that Licensee will remain liable for any outstanding obligations owed in relation thereto), at any time by providing a notice of termination to The Regents with a statement explaining the reason for termination, which termination will be effective sixty (60) days from the date such termination notice is sent by Licensee. Licensee may terminate Its rights and obligations under this Agreement with respect to any one of the UCLA Cases Included In the Associated Technology only if it certifies in writing that It has destroyed and ceased all use of the Associated Technology encompassed by such UCLA Case(s), as well as any products or results incorporating and/or made through the use of the Associated Technology. Licensee may also terminate or abandon the development, manufacture and sale of a particular Licensed Product at any time by providing a notice of termination or abandonment thereof to The Regents in which Licensee explains the reason for the termination and certifies that Licensee will not reconvene development, manufacture or sale of such terminated or abandoned Licensed Product; provided that the termination or abandonment of a Licensed Product will not terminate this Agreement unless all Licensed Products have been terminated or abandoned and Licensee is not otherwise pursuing commercialization of the Patent Rights.

8.6 Disposition of Licensed Products on Hand Upon Termination. Upon termination of this Agreement or a partial termination under Section 8.5 hereof, unless this Agreement was terminated by The Regents based on Licensee’s failure to timely pay financial obligations owed pursuant to this Agreement, Licensee may continue to sell any previously made Licensed Products during the six (6) month period immediately following the effective date of the termination of this Agreement; provided that, in such case, Licensee must continue to fulfill all obligations associated therewith as if this Agreement had not terminated, including the obligation to pay Earned Royalties on the sale of such Licensed Products and submit royalty reports per the due dates required under this Agreement. QA

9. USE OF NAMES AND TRADEMARKS

9.1 Use of Name. Nothing contained in this Agreement will be construed as conferring any right to either party to use in advertising, publicity or other promotional activities any name, trade name, trademark or other designation of the other party (including a contraction, abbreviation or simulation of any of the foregoing). The Regents may list Licensee’s name as a licensee of technology from The Regents without further identifying the technology. Unless required by law or unless the required authorizations are obtained (contact admlnvc@ucla.edu for more information), the use by Licensee of the name “The Regents of the University of California” or the name of any campus of the University of California In advertising, publicity or other promotional activities is expressly prohibited. Notwithstanding the foregoing, without the permission of The Regents, Licensee and its Affiliates may disclose the fact that it has executed this Agreement with The Regents In respect of its filings with the Securities and Exchange Commission, state securities regulators, national stock exchanges and other public securities trading platforms and in other documentation of Licensee and its Affiliates used for the purpose of capital raising.

10. LIMITED WARRANTY AND LIABILITY

10.1 The Regents warrants to Licensee that it has the lawful right to grant this license. UCLA’s Technology Development Group (“UCLA TOG”), the department within UCLA responsible for granting licenses to inventions disclosed to it, conducted a search of UCLA TDG’s electronic database 1n which It maintains its license transaction records pertaining to the Patent Rights prior to the Effective Date of this Agreement and the results of such search did not reflect that The Regents has executed a license agreement with respect to the Patent Rights with any other entities that conflicts with the license granted to Licensee pursuant to this Agreement. Except as expressly set forth in this Agreement, this license and the associated Patent Rights, the Associated Technology and Licensed Products are provided by The Regents WITHOUT WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY OF ANY KIND, EXPRESS OR IMPLIED. THE REGENTS MAKES NO EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY THAT USE OR COMMERCIALIZATION OF THE PATENT RIGHTS, ASSOCIATED TECHNOLOGY OR LICENSED PRODUCTS WILL NOT INFRINGE ANY PATENT, COPYRIGHT, TRADEMARK OR OTHER RIGHTS.

10.2 This Agreement does not express or Imply (a) a warranty or representation as to the validity, enforceability, or scope of any Patent Rights or Associated Technology; (b) a warranty or representation that anything made, used, sold, offered for sale, Imported or otherwise exploited under any license granted in this Agreement is or will be free from infringement of patents, copyrights, or other rights of third parties; (c) an obligation on behalf of The Regents to bring or prosecute. actions or suits against third parties for patent infringement; (d) by implication, estoppel or otherwise, confer any license or rights under any patents or other rights of The Regents other than Patent Rights, regardless of whether such patents are dominant or subordinate to Patent Rights; or (e) other than with respect to the SRA Patent Rights and SRA Associated Technology as outlined in Section 2.3, obligate The Regents to furnish any advancements, developments, or other improvements to the Patent Rights which are not entitled to the priority dates of Patent Rights, or know, how, technology or information not provided In Patent Rights or Associated Technology,

10.3 EXCEPT FOR LICENSEE’S INDEMNIFICATION OBLIGATION UNDER SECTION 14, NEITHER PARTY WILL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, ENHANCED DAMAGES FOR INTELLECTUAL PROPERTY INFRINGEMENT OR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE OR OTHER SPECIAL DAMAGES SUFFERED BY THE OTHER PARTY OR ITS SUBLICENSEES OR AFFILIATES ARISING OUT OF DR RELATED TO THIS AGREEMENT FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE REGENTS WILL NOT BE LIABLE FOR ANY DIRECT DAMAGES SUFFERED BY LICENSEE, SUBLICENSEES, JOINT VENTURES, OR AFFILIATES ARISING OUT Of OR RELATED TO PATENT RIGHTS TO THE EXTENT ASSIGNED OR LICENSED BY THE REGENTS’ INVENTORS TO THIRD PARTIES. if

11. PATENT FILING, PROSECUTION AND MAINTENANCE

11.1 Ownership and Prosecution. The Patent Rights will be held in the name of The Regents and obtained with counsel of The Regents’ choice, provided however, Licensee shall be notified of the name of such counsel and the cost of their services; if Licensee identifies a material issue, Including the fees thereof, with The Regents’ choice of counsel, The Regents will provide Licensee with up to three (3) alternative counsel for Licensee to choose from - The Regents will also reasonably consider any counsel proposed by Licensee. The Regents will provide Licensee with copies of each patent application, office action, response to office action, and request for reissue or reexamination of any patent or patent application under the Patent Rights in the Licensed Territory. While The Regents will control all Patent Actions and all decisions with respect to Patent Actions, it will consider any comments or suggestions by Licensee or its legal counsel with respect thereto. Licensee has the right to request Patent Actions via a written request to The Regents ninety (90) days prior to the deadline set by the patent office in. the territory such Patent Action is to take place (a “Patent Prosecution Request”).

11.2 Past & Ongoing Patent Costs. Licensee will bear all out”of-pocket costs incurred by The Regents for Patent Actions (“Patent Costs”). Licensee must reimburse The Regents Patent Costs incurred prior to the term of this Agreement (“Past Patent Costs”) in eight equal quarterly installments after receipt of an invoice from The Regents, which will be broken down into quarterly installments and invoiced at three (3) months, six (6) months, nine (9) months, twelve (12) months, fifteen (15) months, eighteen (18) months, twenty one (21) month, and twenty four (24) months after the Effective Date. With respect to Patent Costs incurred during the term of this Agreement (“Ongoing Patent Costs”),·licensee Is required to pay in advance (which will be at least five (5) business days prior to the date The Regents must inform Its patent counsel to proceed) The Regents’ patent counsel’s estimated costs for undertaking Patent Actions that occur during the term of this Agreement before The Regents authorizes Its patent counsel to proceed (“Advanced Payment”). At The Regents’ discretion, Ongoing Patent Costs may be directly billed by The Regents’ patent counsel to Licensee.

11.3 Termination of Obligations & Rights. Licensee may terminate its license as provided herein with respect to any or all of the Patent Rights by providing written notice to The Regents (“Patent Termination Notice”). Termination of Licensee’s obligations with respect to such patent application or patent will be effective ninety (90) days after receipt of such Patent Termination Notice by The Regents. In addition, if Licensee fails to timely pay for any Patent Costs as required by Section 11.2, then The Regents shall have the right to terminate this Agreement with respect to the applicable patent application(s) and patent(s) (subject to Licensee’s option to cure such breach pursuant to Section 8.4). For the avoidance of doubt immediately effective upon such termination, Licensee will have no further right or license to such patent applications and patents and Licensee will remain liable for any Patent Costs incurred prior to such termination with respect to such patent applications and patents.

12. PATENT MARKING

12.1 Licensee will mark all Licensed Products or their containers in accordance with the appropriate patent number reference(s) in compliance with the requirements of 35 U.S.C.§ 287.

13. PATENT INFRINGEMENT

13.1 Infringement Notice. In the event either party learns of infringement of any Patent Right, such party will provide the other party with written notice, including evidence of such infringement, if available (“Infringement Notice”). Licensee will not notify such infringer regarding such potential infringement until receiving The Regents’ written permission, which will not be unreasonably withheld. If Licensee breaches the foregoing restriction and a declaratory judgment action or other action is filed by such infringer against The Regents, then Licensee’s right to initiate a suit against such Infringer will terminate Immediately without the obligation of The Regents to provide notice to Licensee.

13.2 Licensee”lnitiated Suit and The Regents’ Joinder. If the Infringing activity is of potential commercial significance (e.g., filing an enforcement action would not be readily viewed as a frivolous lawsuit or simply as a means to harass a competitor of Licensee) and the infringing activity is not abated within ninety (90) days following the date the Infringement Notice takes effect, then Licensee may institute suit for patent infringement against the infringer. The Regents may voluntarily Join such suit at their own cost but may not otherwise commence suit against the Infringer for the acts of infringement that are the subject of Licensee’s suit or any Judgment rendered in that suit. Licensee may not Join The Regents as a party in a suit initiated by Licensee without The Regents’ prior written consent, such consent subject to the approval of the UC Board of Regents. The Regents will recommend Joinder to the Board of Regents to the extent it is permitted to do so as a’matter of law, and will make reasonable efforts to ensure a prompt response by the UC Board of Regents to Licensee’s requests for joinder. In the event Licensee Is unable to proceed with an infringement action because The Regents Is deemed to be a necessary party and The Regents declines to be joined in the Licensee’s infringement action, The Regents agrees to reduce by fifty percent (50%) the royalty rates payable by Licensee under this Agreement with respect to the Licensed Products that are covered by the Infringed Valid Claims In the country in which such infringement is occurring. If The Regents joins, or otherwise cooperates with Licensee pursuant to Section 13.4 in relation to, a suit initiated by Licensee at Licensee’s request, then Licensee will pay any verifiable out-of-pocket costs incurred by The Regents arising out of such suit; provided that the parties agree that The Regents will be represented by Licensee’s counsel to the extent legally possible, but if the parties do not seek alternate counsel that is able to represent both parties without conflict and The Regents is required to retain separate counsel, any counsel selected by The Regents will charge rates substantially similar to those charged by Licensee’s counsel.

13.3 The Regents-Initiated Sult. If, Within a hundred and twenty (120) days following the date the Infringement Notice takes effect, the infringing activity of potential commercial significance by the infringer has not been abated and if Licensee has not brought suit against the infringer, then The Regents may institute suit for patent infringement against the infringer. If The Regents Institutes such suit, then Licensee may not join such suit without The Regents’ consent, which will not be unreasonably withheld, and may not thereafter commence suit against the infringer for the acts of infringement that are the subject of The Regents’ suit or any judgment rendered in that suit; unless the acts of infringement of the infringer constitute separate acts of infringement of separate Licensee owned or licensed intellectual property.

13.4 Cooperation. Any litigation proceedings will be controlled by the party bringing the suit, subject to the provisions of Sections 13.2 and 13.3. The Regents and Licensee agree to be bound by all final and non-appealable determinations of patent infringement, validity and enforceability(but no other issue) resolved by any adjudicated judgment In a suit brought in compliance with this Section 13 (Patent Infringement). Any agreement made by Licensee for purposes of settling litigation or other dispute shall comply with the requirements of Section 3 (Sublicenses) of this Agreement. Each party will reasonably cooperate with the other in litigation proceedings instituted hereunder and the expenses incurred in relation thereto will be handled as outlined in Sections 13.2 and 13.4.

13.5 Costs & Recovery. Any recovery or settlement received in connection with any suit will first be shared by The Regents and Licensee equally to cover any verifiable litigation costs each incurred and next will be paid to The Regents or Licensee to cover any verifiable litgation costs It Incurred in excess of the litigation costs of the other. In any suit initiated by Licensee, The Regents will receive twenty-five percent (25%) of any recovery in excess of litigation costs and Licensee will receive the remaining seventy-five percent (75%). In any suit Initiated by The Regents, one hundred percent (100%) of any recovery In excess of litigation costs will belong to The Regents. Notwithstanding the foregoing, If Licensee joins such suit at The Regents’ request or is involuntarily joined, The Regents will receive seventy-five percent (75%) of any recovery and Licensee will receive the remaining twenty-five percent (25%).

14. INDEMNIFICATION

14.1 Indemnification. Licensee will, and will require its Sublicensees to, indemnify, hold harmless and defend The Regents, the inventors of the Patent Rights, and the sponsors of the research that led to the Invention claimed by the Patent Rights (if any), and their respective employers, and the officers, employees and agents of any of the foregoing, against any and all claims, suits, losses, damage, costs, fees and expenses resulting from, cir arising out of, the exercise of this license or any Sublicense, provided that, with respect to officers, employees and agents of The Regents, the foregoing indemnification obligation shall only apply to claims, suits, losses, damages, costs, fees and expenses Incurred In each of their capacities as officers, employees or agents, as applicable, of The Regents, and shall in no way extend to or otherwise limit their obligations, whether under contract or otherwise, in connection with their serving as consultants or in any other capacity for, or holding shares of, Licensee. This Indemnification will Include, but not be limited to, any product liability. If representation of The Regents by Licensee’s counsel would be inappropriate because of actual or potential conflict of interest, then The Regents may retain counsel of Its choice to represent It and, to the extent Licensee is required to indemnify The Regents for the applicable claim, Licensee will pay all reasonable and verifiable expenses for such representation.

14.2 Insurance. Licensee, at its sole cost and expense, must insure Its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance with limits as follows:

Each occurrence	$500,000
Personal injury	$500,000
General aggregate	$1,000,000

Notwithstanding the foregoing, prior to the first use of any Licensed Product in or on a human, Licensee, at its sole cost and expense, shall Insure its activities In connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance with limits as follows:

Each occurrence	$2,000,000
Products/completed operations aggregate	$10,000,000
Personal injury	$1,000,000
General aggregate	$4,000,000

Notwithstanding the foregoing, no later than sixty (60) days before the anticipated date of market introduction of any Licensed Product, Licensee, at its sole cost and expense, shall insure its activities in connection with the work under this Agreement and obtain, keep in force and maintain Comprehensive or Commercial Form General Liability Insurance with limits as follows:

Each occurrence	$5,000,000
Products/completed operations aggregate	$10,000,000
Personal and advertising Injury	$5,000,000
General aggregate	$10,000,000

If the above insurance is written on a claims-made form, it must continue for three (3) years following termination or expiration of this Agreement. The insurance must have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement. The coverage and limits above will not In any way limit Licensee’s liability under Section 14.1(Indemnification).

14.3 Certificates; Notification. Upon the execution of this Agreement, Licensee will furnish The Regents with certificates of insurance evidencing compliance with all requirements. Such certificates will indicate The Regents as an additional insured(s) under the coverage described above in Section 14.2 (Insurance) and Include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by The Regents. The Regents will promptly notify Licensee in writing of any claim or suit brought against The Regents for which The Regents intends to invoke the provisions of this Section 14 (Indemnification). Licensee will keep The Regents informed of its defense of any claims pursuant to this Section 14 (Indemnification). Licensee will provide The Regents written notice if such insurance levels are reduced or cancelled.

15. NOTICES

15.1 Any notice or payment hereunder will be deemed to have been properly given when sent in writing in English to the respective address below and will be deemed effective on the date of delivery if delivered in person; the date of mailing if mailed by first-class certified mall, postage paid; or if sent via email, when the recipient acknowledges having received that email, provided that automated replies and “read receipts” will not be considered acknowledgement of receipt.

In the case of Licensee:	lnvizyne Technologies, Inc.
Attn: Mo Hayat
40 Hitching Post Drive
Rolling Hills Estates, CA 90274

For The Regents:	The Regents of the University of California
University of California, Los Angeles
Technology Development Group
10889 WIishire Boulevard, Suite 920
Los Angeles, CA 90095-7191
Attention: Contracts Management Team
Ref: UCLA Case No. 2014-508

All Advanced Payments due under this Agreement must be sent via wire transfer as follows. In order to ensure that funds are properly credited to your account, please reference invoice number or UC Control Number on all wire transfers.

Bank of America
100 West 33rd Street
New York, NY 10001
Attn: OTT Depository Account No. 1233717062
ABA Transit Routing No,: 121000358
Beneficiary Name: Regents of the University of California
SWIFT Code: B of A US3N

15.2 Licensee Contact Information: Licensee must furnish to The Regents the completed licensee contact information form attached hereto as Appendix C concurrent to execution of this Agreement and incorporated herein by this reference, showing the contacts responsible for (i) Progress Reports, (ii) Patent Prosecution, and (iii) Financial Obligations.

16. A5SIGNABIUTY

16.l This Agreement Is binding upon, and will inure to the benefit of, The Regents, Its successors and assigns. Licensee may assign or transfer this Agreement only with the prior written consent of The Regents which will not be unreasonable withheld. The prior written consent of The Regents will not be required so long as Licensee is in good standing with respect to its obligations under this Agreement and The Regents is legally and per its written policies and guidelines (in effect as of the Effective Date) able to enter into an agreement with such assignee or transferee, if the assignment or transfer of this Agreement is in conjunction with a bona fide arms’ length transaction involving a corporate reorganization of the Licensee or a merger or the transfer of all or substantially all of the capital stock or business of Licensee to which this license relates, whether as a result of a single or a series of related transactions.

16.2 In any assignment or transfer of this Agreement, the conditions (i)-(ii) below shall be timely met. Any attempted assignment by Licensee other than in accordance with this Section will be null and void.

(i)	provide The Regents written notice identifying the proposed acquirer’s or successor entity’s name and contact information at least ten (10) business days prior to the execution of any such assignment; and

(ii)	provide The Regents with a written agreement signed by the proposed acquirer or successor entity agreeing to be bound by all of the provisions of this Agreement, as well as assume all responsibilities and liabilities that arose under this Agreement prior to the effective date of the proposed assignment, as If such acquirer or successor entity were the original Licensee within thirty (30) days after any such assignment.

17. GOVERNING LAWS AND VENUE

Choice of Law & Venue: THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA, excluding any choice of law rules that would direct the application of the laws of another jurisdiction and without regard to which party drafted particular provisions of this Agreement, but the scope and validity of any patent or patent application will be governed by the applicable laws of the country of such patent or patent application. Any legal action brought by the parties hereto relating to this Agreement will be conducted In Los Angeles, California.

18. COMPLIANCE WITH LAWS

18.1 If this Agreement or any associated transaction is required by the law of any nation to be either approved or registered with any governmental agency, Licensee will assume all legal obligations to do so. Licensee will notify The Regents if it becomes aware that this Agreement Is subject to a United States or foreign government reporting or approval requirement. Licensee will make all necessary filings and pay all costs including fees, penalties and all other out-of-pocket costs associated with such reporting or approval process.

18.2 Licensee agrees to comply with all applicable international, national, state, regional and local laws and regulations in performing its obligations hereunder and in its use, manufacture, sale or import of the Licensed Products. Licensee will observe all applicable United States and foreign laws with respect to the transfer or provision of Licensed Products and related technical data to foreign countries, including, without limitation, the International Traffic in Arms Regulations (ITAR) and the Export Administration Regulations. Licensee agrees to manufacture and use Licensed Products in compliance with applicable government importation laws and regulations of a particular country for Licensed Products made outside the particular country in which such Licensed Products are used, sold or otherwise exploited.

19. CONFIDENTIALITY

19.1 Subject to its reporting obligations to the Securities and Exchange Commission, state securities regulators, national stock exchanges and similar trading mediums and in connection with capital raising transitions, Licensee and The Regents will use reasonable efforts, which will be at least the same level of effort that It uses to maintain the confidentiality of its own Information, to treat and maintain the other party’s confidential information, including the negotiated terms of this Agreement, Associated Technology, patent prosecution related information, any progress reports and royalty reports and any Sublicense issued pursuant to this Agreement (“Confidential Information”) in confidence using at least the same degree of care as the receiving party uses to protect Its own confidential information of a like nature from the date of disclosure until three (3) years after the termination or expiration of this Agreement. Confidential Information can be written, oral, or both.

19.2 Licensee and The Regents may disclose Confidential Information to their employees, agents, consultants, contractors, and co-owners (as applicable) and, in the case of Licensee, its Sublicensees, provided that such parties are bound by a like duty of confidentiality as that found in this Section 19 (Confidentiality). Notwithstanding anything to the contrary contained in this Agreement, The Regents may release this Agreement, including any terms contained herein and information regarding payments or other Income received in connection with this Agreement to the inventors, senior administrative officials employed by The Regents and individual Regents upon their request, provided such individuals are informed of the confidential nature of such information. In addition, notwithstanding anything to the contrary in this Agreement, if a third party Inquires whether a license to Patent Rights is available, then The Regents may disclose the existence of this Agreement, but not the identity of the Licensee, and its scope of the license granted hereunder.

19.3 Nothing contained herein will restrict or impair, In any way, the right of Licensee or The Regents to use or disclose any Confidential Information that: (a) recipient can demonstrate by written records was previously known to it prior to its disclosure by the disclosing party; (b) recipient can demonstrate by written records is now, or becomes in the future, public knowledge other than through acts or omissions of recipient; (c) recipient can demonstrate by written records was obtained lawfully and without restrictions on the recipient from sources independent of the disclosing party; and (d) The Regents is required to disclose pursuant to the California Public Records Act or other applicable law.

19.4 Licensee or The Regents also may disclose Confidential Information that is required to be disclosed (i) to a governmental entity or agency in connection with seeking any governmental or regulatory approval, governmental audit, or other governmental contractual requirement or (ii) by law, e.g., California Public Records Act, provided that the recipient uses reasonable efforts to give the party owning the Confidential Information sufficient notice of such required disclosure to allow the party owning the Confidential Information reasonable opportunity to object to, and to take legal action to prevent, such disclosure. Nothing In this Agreement will be construed to prevent The Regents from reporting de-identified raw terms of this Agreement as part of a larger database.

19.5 Upon termination of this Agreement, Licensee and The Regents will destroy or return any of the disclosing party’s Confidential Information, including all Associated Technology, in its possession within fifteen (15) days following the termination of this Agreement and provide each other with prompt written notice that such Confidential Information has been returned or destroyed. Each party may, however, retain one copy of such Confidential Information for archival purposes in non-working files. For clarity, any Developments provided by Licensee pursuant to Section 8.6 will be deemed upon termination of this Agreement to constitute The Regents’ Confidential Information.

20. MISCELLANEOUS

20.1 Entire & Binding Agreement. This Agreement, which includes the attached Appendices A (Patent Rights), B (Royalty Statement), C (Licensee Contact Information), D (Stock Issuance Agreement), E (Associated Technology), and F (Record of Tangible Associated Technology Transferred to Licensee) embodies the entire understanding of the parties and supersedes all previous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. This Agreement Is not binding on the parties until it has been signed below on behalf of each party and is then effective as of the Effective Date. No amendment or modification of this Agreement is valid or binding on the parties unless made in writing and signed on behalf of each party. In case any of the provisions contained in this Agreement is held to be invalid, illegal or unenforceable in. any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement and this Agreement will be construed as If such invalid, Illegal or unenforceable provisions had never been contained in it.

20.2 Headings. The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

20.3 Waiver. No waiver by either party of any breach or default of any of the agreements contained herein will be deemed a waiver as to any subsequent and/or similar breach or default.

20.4 Independent Contractors. In performing their respective duties under this Agreement, each of the parties will be operating as an independent contractor. Nothing contained herein will in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party will have the power to bind the other party or incur obligations on the other party’s behalf without the other party’s prior written consent.

20.5 Force Majeure. Except for the Licensee’s obligation to make any payments to The Regents hereunder, the parties shall not be responsible for failure to perform due to the occurrence of any events beyond their reasonable control which render their performance Impossible or onerous, including, but not limited to: accidents (environmental, toxic spill, etc.); acts of God; biological or nuclear incidents; casualties; earthquakes; fires; floods; governmental acts; orders or restrictions; inability to obtain suitable and sufficient labor, transportation, fuel and materials; local, national or state emergency; power failure and power outages; acts of terrorism; strike; and war.

20.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which together will constitute one and the same Agreement. For purposes of executing this Agreement, a facsimile (including a PDF image delivered via email) copy of this Agreement, Including the signature pages, will be deemed an original. The parties agree that neither party will have any rights to challenge the use or authenticity of a counterpart of this Agreement based solely on that Its signature, or the signature of the other party, on such counterpart is not an original signature.

(SIGNATURE PAGE FOLLOWS)

IN WITNESS WHEREOF, both The Regents and Licensee have executed this Agreement by their respective and duly authorized officers on the day and year written.

INVIZVNE TECHNOLOGIES, INC.		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Mo Hayat	By:
(Signature)
Name:	Mo Hayat	Name:	Emily W. Loughran
Title:	CEO	Title:	Sr. Director of Licensing & Strategic Alliances
Date:	April 26, 2019	Date:

THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:
		Name:	Amir Naiberg
		Title:	AVC Technology Development Group
Date:

APPENDIX A

PATENT RIGHTS

1)	UCLA CASE NO. 2014-508: “A Synthetic Biochemistry Molecular Purge Valve Module that Maintains Oxidation/Reduction Balance”

Provisional Patent Application No. 61/974,311 entitled, “Synthetic Biochemistry Molecular Purge Valve Module that Maintain Reduction/Oxidation Balance”, filed April 02, 2014 (UCLA Case No. 2014-508-1) by Drs. James U. Bowle, Tyler Korman, and Paul Opgenorth, and assigned to The Regents.

EXPIRED. APPLICATION CLAIMING PRIORITY:

Patent Cooperation Treaty Application No. PCT/USlS/024181 entitled, “A Synthetic Biochemistry Molecular Purge Valve Module that Maintain Co-Factor Balance”, filed April 02, 2015 (UCLA Case No, 2014-508-2) by Drs. James U. Bowie, Tyler Korman, and Paul Opgenorth, and assigned to The Regents,

EXPIRED. APPLICATIONS CLAIMING PRIORITY:

European Union Patent Application No. 15774454.1 entitled, “A Synthetic Biochemistry Molecular Purge Valve Module that Maintain Co-Factor Balance”, filed April 02, 2015 (UCLA Case No. 2014-508-2) by Drs. James U. Bowie, Tyler Korman, and Paul Opgenorth, and assigned to The Regents.

United States Patent Application No. 15/127,351 entitled, “A Synthetic Biochemistry Molecular Purge Valve Module that Maintain Co-Factor Balance”, filed April 02, 2015 (UCLA Case No. 2014-508-2) by Drs. James U. Bowie, Tyler Korman, and Paul Opgenorth, and assigned to The Regents.

EXPIRED.

U.S. Patent No. 10,196,653 entitled, “A Synthetic Biochemistry

Molecular Purge Valve Module that Maintain Co-Factor Balance”, issued on February 5, 2019 from U.S. Patent Application No. 15/127,351 filed April 2, 2015 (UCLA Case No. 2014-508·2) by Drs. James U. Bowie, Tyler Korman, and Paul Opgenorth, and assigned to The Regents.

United States Patent Application No. 16/243,332 entitled A Synthetic Biochemistry Molecular Purge Valve Module that Maintain Co-Factor Balance”, filed January 9, 2019 (UCLA Case No. 2014-508·3) by Drs. James U. Bowie, Tyler Korman, and Paul Opgenorth, and assigned to The Regents.

2) UCLA CASE NO. 2016-043: “A Hvbrid Pathway for the In Vitro Conversion of Glucose ta Acetvl-Caa Derived Products’’

Provisional Patent Application No. 62/195,142 entitled, “Glucose Metabolism with Molecular Purge Valve”, filed July 21, 2015 (UCLA Case No. 2016—043-1) by Drs. James U. Bowle, Tyler Korman, and Paul Opgenorth, and assigned to The Regents.

EXPIRED. APPLICATION CLAIMING PRIORITY.

Patent Cooperation Treaty Application No. PCT/US16/43260 entitled, “Glucose Metabolism with,.,/ Molecular Purge Valve”, filed July 21, 2016 (UCLA Case No, 2016-043-2) by Drs. James U. Bowle, Cl Tyler Korman, and Paul Opgenorth, and assigned to The Regents.

EXPIRED. APPLICATIONS CLAIMING PRIORITY.

European Patent Office Application No.16828516.1 entitled, “Glucose Metabolism with Molecular Purge Valve”, filed July 21, 2016 (UCLA Case No. 2016-043-2) by Drs. James U. Bowie, Tyler Korman, and Paul Opgenorth, and assigned to The Regents.

Japan Patent Application No. 2018-502808 entitled, “A Synthetic Biochemistry Molecular Purge Valve Module that Maintain Co-Factor Balance”, filed July 21, 2016 (UCLA Case No. 2016-043-2) by Drs. James U. Bowie, Tyler Korman, and Paul Opgenorth, and assigned to The Regents.

United States Patent Application No. 15/744,049 entitled, “Glucose Metabolism With Molecular Purge Valve”, filed July 21, 2016 (UCLA Case No. 2016-043-2) by Drs. James U. Bowie, Tyler Korman, and Paul Opgenorth, and assigned to The Regents.

3) UCLA CASE NO, 2017-391: “A Molecular Rheostat Design that Maintains ATP Levels Needed to Drive Cell-Free Synthetic Biochemistry Systems”

Provisional Patent Applicatlon No. 62/409,731 entitled, “Molecular RheostatforCofFaetor Balance”, filed October 18, 2016 (UCLA Case No. 2017-391·1) by Drs. James U. Bowle, Paul Opgenorth, and Tyler Korman, and assigned to The Regents.

EXPIRED. APPLICATION CLAIMING PRIORITY.

Patent Cooperation Treaty Application No. PCT/US2017/057156 entitled, “Molecular Rheostat for Cofactor Balance”, filed on October 18, 2017 (UCLA Case No. 2017-391-2) by Drs.

James U. Bowie, Paul Opgenorth, and Tyler Korman, and assigned to The Regents.

EXPIRED. APPLICATION CLAIMING PRIORITY.

United States Patent Application No.16/342,849 entitled “Molecular Rheostat I for Cofoctor Balance”, filed on October 18, 2017 (UCLA Case No. 2017-391-2) by Drs. James U. Bowle, Paul Opgenorth, and Tyler Korman, and assigned to The Regents.

4) UCLA CASE NO. 2018-911:”A Cell-Free Platform for Compound Prenylation and a Designed Enzyme for Cannabinold Blosynthesis”

Provisional Patent Application No. 62/713,348 entitled “Biosynthetic Platform for the Production of Cannabinolds and Other Prenylated Compounds”, filed on August 1, 2018 (UCLA Case No. 2018-911-1) by Drs. James U. Bowie, Meaghan Valliere, Tyler Korman, and Nicholas B. Woodall, and assigned to The Regents.

APPENDIXB

ROYALTY STATEMENT

UC Control No: ________________Product Name/Code(s) ___________________

Licensee Name: ..,C(,,o,,_m,,,p.,.a.n,.,y_.N,,.a.m.,e”‘!c

Licensee Phone No: ______________________

Licensee Email Address:,___________________Quarter Covered:_______________________

••in addition, Licensee must indicate any Sublicensing Income due to The Regents, as well as the method used to calculate Total Earned Royalties, including any exchange rate applied.

Product Name	Number of Units Sold	Unit Selling Price (US$)	Gross Sales (US$)	Flnal sales (US$)	Net Sales (US $)	Royalty Rate(%)	Total Earned Royalties (US $)

Total Royalties Earned:.______________

Less Minimum Annual Royalty:______________
(If Applicable)

Balance Due The REGENTS:___________

Prepared By: _________________________

APPENDIXC

LICENSEE CONTACT INFORMATION

Licensee Name	lnvizyne Technologies, Inc.	UC Control No. I
PATENT PROSECUTION CONTACT
LAST NAME	Hayat or TBD	TELEPHONE
FIRST NAME	Mo	FAX
TITLE	CEO	EMAIL	mohayat@slltree.com
COMPANY NAME
ADDRESS	40 Hitching Post Drive
CITY, STATE, ZIP	Rolling Hills Estates, CA 90274
COUNTRY

PROGRESS REPORTS CONTACT
LAST NAME	Same as above	TELEPHONE
FIRST NAME		FAX
TITLE		EMAIL
COMPANY NAME
ADDRESS
CITY, STATE, ZIP
COUNTRY

FINANCIALS CONTACT
LAST NAME	Same as above	TELEPHONE
FIRST NAME		FAX
TITLE		EMAIL
COMPANY NAME
ADDRESS
CITY, STATE, ZIP
COUNTRY

APPENDIXD

STOCK ISSUANCE AGREEMENT

This Stock lssuanee Agreement (“Stock Agreement”) is entered into effective as of April 19, 2019 (“Effective Date”), by and between lnvizyne Technologies, Inc., incorporated in the State of Nevada (“Company”), and The Regents of the University of California (“The Regents”) through its street name of Shellwater & Company.

RECITALS

WHEREAS, concurrently herewith Company and The Regents are entering into a license agreement (“License Agreement”); and

WHEREAS, as partial consideration for the License Agreement, Company is issuing to The Regents shares of Company’s common stock on the terms set forth herein.

NOW, THEREFORE, for good and value consideration, the parties agree as follows:

SECTION 1. ISSUANCE AND TRANSFER OF SHARES

A. Purchase of Shares. Pursuant to Section 4,9 of the License Agreement Company hereby issues to The Regents, and The Regents hereby acquires, one hundred fifty eight thousand three hundred and forty (158,340) shares of Company’s common stock (“Shares”), which Is equal to four percent (4%) of the outstanding and issued common stock of Company, calculated on an as converted basis, as of the Effective Date after giving effect to the issuance of the Shares. The Company will issue and deliver to The Regents, within thirty (30) days of the Effective Date of this Stock Agreement, a stock certificate or other evidence from a stock transfer agent for book entry of the Shares, registered in the name of Shellwater & Company, reflecting the Shares.

B. Antidilution. The Company will issue to The Regents such additional number of shares of stock of The Regents (“Antidilution Securities”) as necessary so that The Regents owns no less than four percent (4%) of all outstanding shares of Company on a fully diluted and as converted basis as of the date of each issuance of equity securities until and through such time as Company has received total gross proceeds from the sale of equity securities in one or more offerings by the Company, In an aggregate amount equal to Five Million Dollars ($5,000,000) or greater. In the event that a round or series of rounds of financing results in more than Five Million Dollars ($5,000,000) in gross proceeds being raised, then for purposes of issuing these Antidilution Securities, a hypothetical round will be considered to have taken place In which sufficient funds are invested to reach Five Million Dollars ($5,000,000) in gross proceeds. Further, there will be no adjustments for any equity securities of the Company authorized and reserved for any option plan for employees, consultants, directors and so forth, as well as any increase in the number of authorized securities for such plan in connection with a financing, will be deemed to have been authorized prior to the sale of securities. Antidilution Securities will be Issued in the name of “Shellwater & Co.” and delivered to The Regents within thirty (30) days after any issuance of securities (including, without limitation, any stock or stock equivalent) by Company, along with a statement of whether the Five Million Dollars ($5,000,000) cap has been met, and sufficient Information for The Regents to verify the number of shares is correct. Antidilution Securities will be fully paid and nonassessable and issued for no additional consideration from The Regents to Company.

C. Participation Rights. Until the Company becomes a registrant under either the Securities Act of 1933 or the Securities Exchange Act of 1934, both as amended, if Company proposes to sell any equity securities or securities that are convertible into equity securities of Company in a private placement or similar transaction (specifically excluding any public offering of Company securities), then The Regents and/or its Assignee(s) (as defined below) will have the right to purchase up to ten percent (10%) of the securities issued in each offering on the same terms and conditions as are offered to the other purchasers in each such financing. Company shall provide not less than fifteen (15) business days advanced written notice to The Regents of each such financing, including reasonable detail regarding the terms and purchasers in the financing. The term “Assignee” means (a) any entity to which The Regents’ participation rights under this Section C (Participation Rights) have been assigned either by The Regents or another entity or (b) any entity that is controlled by, or acting on behalf of, The Regents in such a way as The Regents will be the beneficial owners thereof.

D. Transfer of Shares. The Regents may, or may direct Company to, transfer a portion of the Shares in view of The Regents’ Patent Policy to The Regents’ inventors of the patent rights licensed to Company under the License Agreement; provided that no more than 35% of the Shares so transferred in a transaction that will not be considered a public offering by The Regents, the Shares will remain subject to the terms and conditions of this Stock Agreement, and no further transfer of such Shares may be made without complying with the provisions of this Section D (Transfer of Shares). All stock certificates evidencing the Shares will be imprinted with a legend substantially as follows:

“THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS AGAINST TRANSFER AS SET FORTH IN AN EQUITY ISSUANCE AGREEMENT DATED APRIL 19, 2019 TRANSFER OF THESE SHARES MAY BE MADE ONLY IN COMPLIANCE WITH THE PROVISIONS OF SAID AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.”

E. Observer Rights, Recapitalizations, Etc. So long as The Regents hold not less than 4% of the issued and outstanding shares of the Company and the Company is not a reporting entity or registrant under the Federal securities laws, The Regents shall be provided notice and shall have full observation rights for any and all meetings of the Board of Directors of Company and shall be provided with copies of any written materials at the same time as such materials are provided to Company’s Board of Directors. The provisions of this Stock Agreement will apply to the full extent set forth herein with respect to any and all shares of capital stock of Company or successor of Company which may be issued in respect of, in exchange for, or in substitution for the Shares by reason of any stock dividend, split, reverse split, combination, recapitalization, reclassification, consolidation otherwise which does not terminate this Stock Agreement. Except as otherwise provided herein, this Stock Agreement is not Intended to confer upon any other person except the parties hereto any rights or remedies hereunder.

SECTION 2. REPRESENTATIONS AND WARRANTIES

A. Company Representations and Warranties. Company hereby represents and warrants to The Regents as of the date of this Stock Agreement (unless otherwise specified below) that:

(i) Company is a corporation duly organized, validly existing, and in good standing under the laws of the state Identified in the first paragraph of this Stock Agreement. Company Is duly qualified to transact business and is in good standing in each jurisdiction in which the failure to so qualify would have a material adverse effect. The Company has all requisite corporate power and authority to own and operate its properties and assets and to carry on its business as presently conducted.

(ii) As of the Effective Date, fifty five million (55,000,000) shares of common stock are authorized, three million nine hundred fifty eight thousand three hundred and thirty-nine (3,958,339) shares of which are issued and outstanding and there are no shares of Preferred Stock issued and outstanding. All of the outstanding shares of Company equity securities have been duly authorized, are fully paid up and nonassessable and were issued in compliance with all federal and state securities laws. The Company holds no stock in its treasury.

(iii) The Company represents that, as of the Effective Date, it has not reserved any shares of its common stock for issuance to officers, directors, employees and consultants of Company pursuant to an adopted stock plan.

(iv) There are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, to purchase or acquire from Company e,t any shares of common stock or preferred stock, or any securities convertible into or exchangeable for shares of common stock or preferred stock. Company represents that, as of the Effective Date, it has no independent investors.

(v) All corporate action on the part of Company, its officers, directors and stockholders necessary for the authorization, execution and delivery by Company of this Stock Agreement, the performance of all obligations of Company hereunder and the authorization, issuance and delivery of the common stock being issued hereunder, has been taken, and this Stock Agreement constitutes a valid and legally binding obligation of Company, enforceable against company in accordance with its terms except as limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, or (b) laws relating to the availability of specific performance, injunctive relief, or other equitable remedies.

(vi) The common stock that is being issued hereunder, when issued and delivered in accordance with the terms of this Stock Agreement and the License Agreement, will be duly and validly issued, fully paid and non-assessable. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority is required on the part of Company in connection with the consummation of the transactions contemplated by this Stock Agreement, except for filings pursuant to Section 25102(f) of the California Corporate Securities Law of 1968, as amended, and the rules thereunder (the “California Blue Sky Law”), and other applicable state securities laws and Regulation D of the U.S. Securities Act of 1933, as amended (the “Securities Act”),

B. The Regents Representations and Warranties. The Regents represents and warrants that the Shares are being acquired for personal account, for investment purposes only, and not with a view to the distribution, resale or other disposition thereof. Notwithstanding the foregoing The Regents may, or may direct Company to, transfer an Inventors share under The Regents’ Patent Policy, of Company shares due to The Regents under this agreement to The Regents’ inventors of the patent rights licensed to Company under the License Agreement, provided that the distribution is not a public distribution of the Shares. The Regents is an “accredited investor” as defined in the Securities Act.

C. “Market Stand-Off’ Agreement. The Regents (and any person or entity to which the Regents have transferred any of the Shares prior to the end of any lock up period) agrees that, if requested by the Company or the managing underwriter of the Company’s first firm commitment underwritten public offering of its common stock under the Securities Act of 1933, as amended, (the “IPO”), The Regents will, during a period of time specified by the Company but not to exceed 365 days following the effective date of a registration statement filed in connection with an IPO under the Securities Act of 1933, not directly or indirectly, sell, offer to sell, contract to sell, grant any option to purchase or otherwise transfer any securities of the Company (other than those acquired in the public market after the IPO) held by The Regents, other than securities, If any, that are included in such registration and securities acquired in or following the IPO, nor short sell or enter into derivative transactions that are economically equivalent to a sale of such securities, The foregoing provisions of this Section (Market Stand-off Agreement) shall be applicable to The Regents and Its transferees only if all officers, directors, and stockholders individually owning more than five percent (5%) of the Company’s outstanding common stock (after giving effect to conversion into common stock of all outstanding preferred stock) are similarly bound. In order to enforce the foregoing covenant, the Company may apply to any evidences of the stock a restrictive legend and may Impose stop-transfer instructions with respect to the common stock held by The Regents until the end of such period, and The Regents agrees that, If so requested, The Regents and its transferees will execute an agreement in the form provided by the underwriter containing terms which are reasonably consistent with the provisions of this Section (Market Stand-Off Agreement).

SECTION 3. MISCEUANEOUS.

A. Notices. Any notice, demand or request required or permitted to be given under this Stock Agreement will be in writing and will be deemed given when delivered personally or three days after being deposited in the United States mall, as certified or registered mail, with postage prepaid, and addressed, if to Company, at its principal place of business, Attention: Chief Financial Officer, and if to The Regents, at the most recent address as shown in the License Agreement. In the case of The Regents, a copy of any such correspondence, which shall not constitute notice, will be sent via email to: trevor.woods@ucop.edu and larry.adkison@ucop.edu.

B. Enforceability; Governing Law. This Stock Agreement (together with the License Agreement) constitutes the full and entire understanding and agreement between the parties regarding the matters set forth herein. Should any provision or portion of this Stock Agreement be held to be unenforceable or invalid for any reason, the remaining provisions and portions of this Stock Agreement will be unaffected by such holding, This Stock Agreement will be construed in accordance with the laws of the State of California without reference to choice of law principles, as ta all matters, including, but not limited to, matters of validity, construction, effect or performance.

C. Counterparts. This Stock Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same Instrument. Facsimile, Portable Document Format (PDF) or photocopied signatures of the Parties will have the same legal validity as original signatures.

IN WITNESS WHEREOF, Company and The Regents have caused this Stock Agreement to be executed as of the date first written above. This Stock Agreement may be executed In two or more counterparts, each of which will be deemed an original and all of which together will be deemed one instrument.

COMPANY		THE REGENTS OF THE UNIVERSITY OF CALIFORNIA

By:	/s/ Mo Hayat	By:	/s/ Gene D. Block
	(Signature)		Signature
Name:	Mo Hayat	Name:	Gene D. Block
Title:	CEO	Title:	Chancellor
Date:	April 26, 2019	Date:

APPENDIXE

ASSOCIATED TECHNOLOGY

1) UCLA Case No. 2019-707: “Stable Enzvmes for Biaprocessing”:

Provisional Patent Application No.TO BE DETERMINED entitled, “Stable Enzymes for Biaprocessing”, filed ON A DATE YET TO BE DETERMINED (UCLA Case No. 2019-707-1) by Drs. James U. Bowie, Meaghan Valliere, Saken Sherkhanov, Sum Chan, and Hongjiang Liu, and YET TO BE assigned to The Regents.

2) UCLA Case No, 2019-708: “A Method for Producing Malonate-Derived Chemicals”:

Provisional Patent Application Na.TO BE DETERMINED entitled, •A Method for Producing Malonate-Derived Chemicals”, filed ON A DATE YET TO BE DETERMINED (UCLA Case No. 2019-708-1) by Drs. James U. Bowie, Meaghan Valliere, and Tyler Korman, and YET TO BE assigned to The Regents.

3) UCLA Case Na. 2019-727: “Cell-Free Pathways for Generating Terpenoid and Polvketide Products”:

Provisional Patent Application Na.TO BE DETERMINED entitled, “Cell-Free Pathways for Generating Terpenoid and Polyketide Products” filed ON A DATE YET TO BE DETERMINED (UCLA Case No. 2019-727- A/

1) by Drs. James U. Bowie, Meaghan Valliere, and Tyler Korman, and YET TO BE assigned to The Regents.

APPENDIXF

Record of Tangible Associated Technology Transferred to Licensee

Ship to Address:

Licensee’s Fed-Ex Account No.:

UCLA Case No. (either 2019-707, 2019-708 or 2019-727)	Specific descrlgtlon of Tangible Associated Technology	Quantity of Materi1Jls Shie11ed (e.g., x ml of enzyme) Should be currently In existence and need to be shlm1ed within 15 days	Costs to be invoiced to Licensee for the 11re11 and transfer of the Tangible Associated Tech

The undersigned below confirms that the above identified quantities of the Tangible Associated Technology are available to be shl11ped:

By :

Name & Title: James Bowle, Ph.D.

Date:

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